Exhibit 99.1

Gladstone Capital Announces Monthly Cash Distributions for July, August and September, 2015 and Third Fiscal Quarter Earnings Release and Conference Call Dates

MCLEAN, Va., July 14, 2015 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the "Company") announced today that its board of directors declared the following monthly cash distributions and also announced its plan to report earnings for the third fiscal quarter ended June 30, 2015.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of July, August and September, 2015, payable per the table below. The Company has paid 141 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid eight consecutive quarterly common stock cash distributions.

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
July 22	July 24	August 4	$0.07
August 18	August 20	August 31	$0.07
September 17	September 21	September 30	$0.07
Total for the Quarter:			$0.21

Term Preferred Stock: $0.140625 per share of the Company's 6.75% Series 2021 Term Preferred Stock ("Term Preferred Stock") for each of July, August and September, 2015, payable per the table below. The Term Preferred Stock trades on the NASDAQ under the symbol "GLADO."

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
July 22	July 24	August 4	$0.140625
August 18	August 20	August 31	$0.140625
September 17	September 21	September 30	$0.140625
Total for the Quarter:			$0.421875

The Company offers a dividend reinvestment plan (the "DRIP") to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the third fiscal quarter ended June 30, 2015, after the stock market closes on Wednesday, July 29, 2015. The Company will hold a conference call Thursday, July 30, 2015 at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 465-0177 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through August 30, 2015. To hear the replay, please dial (855) 859-2056 and use playback conference number 16114990.

The live audio broadcast of the Company's conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company's website through September 30, 2015.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior, second lien, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

CONTACT: For further information:
         Gladstone Capital Corporation, 703-287-5893